Exhibit 99.1

                     METTLER-TOLEDO INTERNATIONAL INC.
                  CHAIRMAN AND CEO IS ADOPTING 10B5-1 PLAN

GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - November 3, 2005 - Mettler-Toledo International Inc. (NYSE: MTD) announced today that Robert
F. Spoerry, Chairman, President and Chief Executive Officer, is adopting a prearranged trading plan for the exercise of 866,976 expiring options and sale of the underlying shares. The options are due to expire in 2006. The plan was established in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as well as the Company's policies with respect to sales of shares held by insiders. Appropriate filings reporting the sales will be made with the Securities and Exchange Commission when the sales are completed under the trading plan.

The Company noted that Robert F. Spoerry currently owns 346,826 shares of Mettler-Toledo International Inc. common stock. He confirmed he has no plans to sell these shares.

Rule 10b5-1 allows officers and directors to adopt written, prearranged stock trading plans when they do not have material, non-public information.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found on the World Wide Web at "www.mt.com."

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see "Factors affecting our future operating results" in Part I, Item 1, of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2004. The Company assumes no obligation to update this press release.